EXHIBIT 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Receives FDA License for PROCLEIX® ULTRIO® Assay
SAN DIEGO, CA, October 4, 2006 — Gen-Probe (NASDAQ: GPRO) announced today that the U.S. Food and Drug Administration (FDA) has granted marketing approval for the PROCLEIX® ULTRIO® Assay to run on the enhanced Semi-Automated PROCLEIX® System (eSAS).
“We are pleased that the FDA has approved our PROCLEIX ULTRIO Assay,” said Henry L. Nordhoff, Gen-Probe’s chairman, president and chief executive officer. “The approval represents another significant milestone for our business, and in our ongoing efforts to help safeguard the U.S. blood supply with our innovative NAT technologies.”
The PROCLEIX ULTRIO Assay was approved to screen donated blood, plasma, organs and tissue for HIV-1 and hepatitis C virus (HCV) in individual blood donations or in pools of up to 16 blood samples, and to detect the presence of hepatitis B virus (HBV). However, the initial pivotal study for the PROCLEIX ULTRIO Assay was not designed to, and did not, demonstrate yield, defined as HBV-infected blood donations that are negative based on serology tests for HBV surface antigen and core antibody. Based on discussions with the FDA, Gen-Probe and Chiron, Gen-Probe’s blood screening partner, will initiate a post-marketing study to demonstrate HBV yield and gain a donor-screening claim. The companies expect this study to begin in early 2007 as the commercial Assay becomes available.
Outside the United States, where the PROCLEIX ULTRIO Assay has been approved since early 2004, blood bank customers have routinely intercepted HBV-infected donations that otherwise would have been transfused into blood recipients. Recent scientific reports from Europe have documented ULTRIO yield rates as high as approximately one in 50,000 individual donations, a higher rate than is observed with either HIV-1 or HCV.
Now that the PROCLEIX ULTRIO Assay is approved to run on eSAS, Gen-Probe intends to submit a supplement to the approved BLA to allow the Assay to be performed on the fully automated, high-throughput PROCLEIX TIGRIS® System. The Company intends to submit this regulatory application to the FDA early in the first quarter of 2007. The PROCLEIX TIGRIS System, like the PROCLEIX ULTRIO Assay, is approved for commercial blood screening use in many countries outside the United States.
Hepatitis B is the most common serious liver infection in the world and is transmitted through contact with blood and body fluids. Hepatitis B infection can lead to liver failure, cirrhosis or cancer.

According to the World Health Organization, more than 350 million people worldwide are chronically infected with HBV. More than one million people die annually as a result of HBV infections.
Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics, Inc. PROCLEIX and ULTRIO are trademarks of Novartis Vaccines and Diagnostics, Inc. TIGRIS is a trademark of Gen-Probe.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new products, potential regulatory approvals, customer adoption, and results of future R&D studies are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that new products will not be cleared for marketing in the timeframes we expect, if at all, (ii) the possibility that the market for the sale of our new products, such as our PROCLEIX ULTRIO assay and TIGRIS system, may not develop as expected, (iii) the risk that additional studies will not demonstrate HBV yield or otherwise achieve the desired results, (iv) we may not be able to compete effectively, (v) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, and (vi) we are dependent on third parties for the distribution of some of our products. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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